EXHIBIT (d)

Securities of the Registrant Outstanding as of

June 30, 2006

Outstanding Indebtedness of QTC (Face Value)

Maturity Analysis

	As at June 30, 2006
	0-3 months	3-12 months	1-5 years	Over 5 years	TOTAL
	(in $ millions)
Offshore Debt(1)	94	300	6869	4260	11523
Domestic Debt(2)(3)	99	185	11037	4302	15623

TOTAL	$193	$485	$17906	$8562	$27146

(1)	These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$80.8 million outstanding under the Corporation’s United States and European commercial paper facilities as at June 30, 2006.
(2)	Maturities of discounted loans are included at face value.
(3)	These totals include A$Nil million outstanding under the Corporation’s Australian dollar Treasury note facility as at 30 June 2006 (2005: A$635 million).

Government Debt

At the end of this exhibit is a list of all outstanding debt issued by QTC.

Other Guaranteed Debt and Contingent Liabilities

Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended by the Statutory Bodies Financial Arrangements Amendment Act 1996), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland. That legislation also preserves similar guarantees given under legislation that it replaced. In addition, the Industrial Development Act 1963 preserves guarantees of borrowings of other bodies made under the Industrial Development Act 1963-1981. Guarantees are also given in respect of borrowings made by Co-operative Housing Societies which on-lend funds for home purchase.

The Queensland Government also guarantees all insurance policies issued prior to December 1, 1996 by the Suncorp Insurance and Finance Corporation (“Suncorp”). Suncorp, together with Suncorp Building Society and Queensland Industry Development Corporation merged with Metway Bank Limited with effect from December 1, 1996. Pursuant to the provisions of the State Government Institution and Metway Merger Facilitation Act 1996, all insurance policies (principally concerning life insurance, general insurance and superannuation) issued by Suncorp prior to December 1, 1996 will continue to be guaranteed by the Queensland Government.

The State’s contingent liabilities on account of guaranteed debt (other than the debt detailed under Queensland Treasury Corporation) equates to approximately $2,532 million as at 30 June 2006.

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The following table indicates the State’s contingent liabilities on account of such guaranteed debt at the end of the five fiscal years to 2005-2006.

Summary of Debt Outstanding of Departments, Treasury,

Statutory and Other Bodies

(other than that debt detailed under Queensland Treasury Corporation)

	As at June 30,
	2002	2003	2004	2005	2006
TOTAL	$2,524	$2,291	$2,162	$2,368	$2,532

Included in the above are obligations associated with the Queensland Government’s guarantee of all insurance policies issued prior to December 1, 1996 by the Suncorp Insurance and Finance Corporation (“Suncorp”). Suncorp, together with Suncorp Building Society and Queensland Industry Development Corporation merged with Metway Bank Limited with effect from December 1, 1996. Pursuant to the provisions of the State Government Institution and Metway Merger Facilitation Act 1996, all insurance policies (principally concerning life insurance, general insurance and superannuation) issued by Suncorp prior to December 1, 1996 will continue to be guaranteed by the Queensland Government.

The obligations of Suncorp under such insurance policies are funded on an actuarial basis or reinsured by Suncorp, pursuant to management guidelines.

Exchange Rate of the Australian Dollar

Exchange rates for the major currencies in which debt of Queensland Treasury Corporation and Queensland is denominated, expressed as an Australian dollar against the foreign currency equivalent are shown in the table below:

	As at June 30,
Currency	2001-02	2002-03	2003-04	2004-05	2005-06
US Dollar	0.5648	0.6674	0.6889	0.7637	0.7433
Japanese Yen	67.48	79.99	74.82	84.14	85.11
Swiss Franc	0.8365	0.9017	0.8604	0.9791	0.9091
Pounds Sterling	0.3700	0.4038	0.3815	0.4224	0.4049
Euro	0.5715	0.5840	0.5702	0.6315	0.5841
NZ Dollar	1.1574	1.1454	1.0970	1.0907	1.2159

Source: Reserve Bank of Australia

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OUTSTANDING DOMESTIC A$ INDEBTEDNESS AS AT JUNE 30, 2006*

Coupon Rate (% per annum)	Date of Maturity	Face Value (in dollars)	Market Value (in dollars)
8.00	September 14, 2007	2,455,337,000.00	2,432,411,888.40
6.00	July 14, 2009	2,807,915,000.00	2,887,169,191.36
5.50	May 14, 2010	2,723,295,000.00	2,597,391,214.64
6.00	June 14, 2011	2,316,520,000.00	2,381,631,517.61
6.00	August 14, 2013	2,324,813,000.00	2,520,383,499.48
6.00	October 14, 2015	1,163,272,000.00	1,238,323,785.07
6.00	June 14, 2021	483,077,000.00	453,258,861.33
2.75	August 20, 2030	269,876,000.00	281,849,032.32
Zero	June 14, 2011	336,373,537.46	251,041,638.48
5.00	September 14, 2007	30,000,000.00	30,097,990.55
Various	Various 2006	125,991,671.34	126,862,953.13
Various	Various 2007	249,421,200.00	250,335,355.79
Various	Various 2008	176,910,333.59	176,389,598.71
Various	Various 2009	114,604,700.00	113,928,910.78
Various	Various 2010	27,001,000.00	26,889,489.42
Various	Various	3,799,187.42	4,647,542.79
Various	Various	11,985,250.00	14,298,989.36
Various	Various	2,605,700.00	2,789,239.13

Total Domestic A$Indebtedness		15,622,797,579.61	15,789,700,697.65

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OUTSTANDING FOREIGN CURRENCY DENOMINATED OFFSHORE INDEBTEDNESS OF

QUEENSLAND TREASURY CORPORATION

As at June 30, 2006

(at Face Value)

Year of Issue	Currency	Amount	Coupon	Maturity	A$ Market Valuation
2005	USD	11,000,000.00	Euro-CP	16 November 2006	14,499,910.99
	USD	69,800,000.00	CP	12 July 2006	93,822,052.68

TOTAL		80,800,000.00			108,321,963.67

OUTSTANDING AUSTRALIAN DOLLAR DENOMINATED OFFSHORE DEBT OF

QUEENSLAND TREASURY CORPORATION

GLOBAL A$ BONDS AUD

as at June 30, 2006

Year of Issue	Interest Coupon	Maturity Date	Face Value(A$)	Market Value(A$)
	8%	Sept. 14, 2007	1,427,859,000.00	1,640,723,765.99
	6%	July 14, 2009	2,393,728,000.00	2,461,280,808.65
	5.5%	May 14, 2010	1,002,000,000.00	992,035,385.97
	6%	Jun 14, 2011	1,996,153,000.00	1,940,613,955.63
	6%	Aug 14, 2013	1,294,918,000.00	1,283,292,943.94
	6%	Oct 14, 2015	2,840,338,000.00	2,832,854,025.14

TOTAL			10,954,996,000.00	11,150,800,885.31

A$ EURO-COMMERCIAL PAPER

as at June 30, 2006

Year of Issue	Coupon	Maturity Date	Face Value(A$)	Market Value(A$)
Nil			Nil	Nil

A$ EURO-MEDIUM TERM NOTES

as at June 30, 2006

Year of Issue	Coupon Rate	Maturity Date	Face Value(A$)	Market Value(A$)
2005	5.01%	August 26, 2009	25,000,000.00	24,562,337.29
2005	12.00%	June 7, 2013	45,000,000.00	59,735,967.74
2003	4.406%	November 30, 2006	59,429,000.00	59,245,876.71
2002	5.55%	April 24, 2007	84,600,000.00	85,088,855.29
2003	4.52%	April 14, 2008	25,600,000.00	25,133,047.62
2003	4.57%	May 19, 2008	36,300,000.00	35,461,649.02
2003	12.0%	September 14, 2009	15,000,000.00	18,003,332.53
2003	0.50%	May 19, 2010	27,000,000.00	21,873,126.34
2003	5.02%	October 26, 2006	140,930,000.00	141,740,433.43

TOTAL			458,859,000.00	470,844,625.97

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US$ EURO MEDIUM-TERM NOTES

as at June 30, 2006

Year of Issue	Coupon Rate	Maturity Date	Face Value (A$)	Market Value (A$)
Nil	—	—	Nil	Nil

US$ MEDIUM-TERM NOTES

as at June 30, 2006

Year of Issue	Coupon Rate	Maturity Date	Face Value	Market Value
US$ Denominated	—	—	Nil	Nil

QUEENSLAND TREASURY CORPORATION DEBT UNDER THE

COMMONWEALTH SAVINGS BANK AGREEMENT

as at June 30, 2006

Year of Issue	Interest Rate (% per annum)	Maturity Date	Principal Amount (in dollars)	Market Value (in dollars)
Nil	—	—	—	—

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